UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G





                   Under the Securities Exchange Act of 1934
                         (Amendment No. ___________________)*


                    	AG SERVICES OF AMERICA INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		001250109
             -----------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)
[x] Rule 13d-1(c)
[] Rule 13d-1(d)



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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  001250109



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       LESLIE GOLDSTEIN



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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


      USA

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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          212,000
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
			95,005

   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           	212,000
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   	505,772
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

717,772
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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

13.1 %   (see Item 6)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


IN
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Item 1.     (a)   Name of Issuer:

                 	AG SERVICES OF AMERICA INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                	1309 TECHNOLOGY PARKWAY
			CEDAR FALLS, IA	50613
                 --------------------------------------------------------------
Item 2.    (a)   Name of Person Filing:
                  LESLIE GOLDSTEIN
                 --------------------------------------------------------------
           (b)   Address of Principal Business Office, or if None, Residence:
                  C/O INGALLS & SNYDER, 61 BROADWAY, NEW YORK, NY 10006
                 --------------------------------------------------------------
           (c)   Citizenship:
                               USA
                 --------------------------------------------------------------
           (d)   Title of Class of Securities:
                  		COMMON STOCK
                 --------------------------------------------------------------
           (e)   CUSIP Number:
                                001250109
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 240.13d-(1), or 13d-2(b) or (c), check whether the person filing is a:

			INAPPLICABLE

            (a)   []   Broker or Dealer  registered under Section  15 of  the
                        Act, (15 U.S.C 78o)

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,
			(15 U.S.C 78c)

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act, (15 U.S.C 78c)

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act of 1940 (15 U.S.C 80a-8)

            (e)   []   Investment Adviser in accordance with
			Section 240.13d-1(b)(1)(ii)(E)

            (f)   [ ]   Employee Benefit Plan or endowment fund in accordance
			to Section 240.13d-1(b)(ii)(F)

            (g)   [ ]   A parent holding company or control person in
			accordance  with Section 240.13d-1(b)(1)(ii)(G)


	    (h)   [ ]   A savings associations as defined in Section 3(b) of the
			Federal Deposit Insurance Act (12 U.S.C 1813)

	    (i)	  [ ]	A church plan that is excluded from the definition of an
			investment company under section 3(c)(14) of the Investment
			Company Act of 1940 (15 U.S.C 80a-3)

	    (j)   [ ] 	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)



Item 4.     Ownership.

            (a) Amount beneficially owned: 717,772---(see Item 6)-----------,

            (b) Percent of class: 13.1%------(see Item 6)--------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote
	212,000---(see Item 6)--,

                  (ii) Shared power to vote or to direct the vote
	95,005  ---(see Item 6)---,

                  (iii) Sole power to dispose or to direct the disposition of 212,000---(see Item 6)-----,


                  (iv) Shared power to dispose or to direct the disposition of 505,772 --(see Item 6)-----



Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. INAPPLICABLE

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

The securities reported under sole voting and sole dispositive power are securities owned by Leslie Goldstein ("Goldstein"). The securities reported under shared voting power are those owned by The Leslie Goldstein and Roslyn Goldstein Foundation (the "Foundation"). Goldstein and Roslyn Goldstein, his wife, are the co-trustees of the Foundation and, as such, share the power to both vote and dispose of the shares owned by it.
The securities reported under shared dispositive power include those owned by the Foundation and additional securities owned by clients of Ingalls & Snyder, LLC ("I&S"), a registered broker-dealer over which Goldstein has been granted dispositive discretion. Goldstein is a Director of I&S and an investment manager with that firm.
The aggregation of all the foregoing ownership categories results in Goldstein's herein reported beneficial ownership of 13.1% of the outstanding common shares of this company. Such shares held in accounts of clients at I&S are also reported in a separate schedule 13G dated
January 9, 2003, filed by I&S and any subsequent amendments thereto.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

		INAPPLICABLE

Item 8.     Identification and Classification of Members of the Group.

		INAPPLICABLE

Item 9.     Notice of Dissolution of Group.

		INAPPLICABLE

Item 10.    Certification.



	    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 1/9/03


----------------------------------
                      (Signature)*
LESLIE GOLDSTEIN


----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).